MASTERWORKS

🖼 **Launching Now** 🖼 **| Liu Ye (△ 33.7% | △ 17.2% | $1.11M)**

MASTERWORKS



DEBUT OFFERING
LIU YE
Announcing *Angel (2002)*, a premier offering from globally renowned artist Liu Ye
Red Hot Demand
Ye's Top 3 Auction Records have been set since 2020
Untapped Potential
Since 2000, 91.2% of Ye's sales originate from Hong Kong, presenting an opportunity for growth from global markets.
Elite Representation
Ye is the first Chinese artist to be represented by the powerhouse gallery, David Zwirner.

37% SOLD OUT

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Why We Like This Painting

Coveted Time Period

Paintings created by Ye between 1998-2004 account for **6 out of 10** of his current auction records. Our offering, *Angel*, was made in 2002.



“Smoke” (2001)
Sold For $6.6M
“Sword” (2001)
Sold For $5.5M
“Angel” (2002)
Available For $1.11M

Impressive Sharpe Ratio

Ye's Sharpe Ratio **outperforms** that of the S&P 500 as well as the entire Art Market.



0.56
All Art
0.68
S&P 500
▲ 0.77
Ye's Market

Untapped Potential

91.2% of Ye's sales since 2000 originate from Hong Kong, suggesting a **significant untapped growth opportunity** for his work in other parts of the world.



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About Ye

Internationally Renowned

In 2020, Ye signed with the **prestigious David Zwirner gallery**, and his work has been collected by major museums and private collectors worldwide.



Distinctive Artistic Style

Acting as a **bridge between the East and the West**, Ye's style reflects the political and social climate of his upbringing in China as well as his exposure to Western art history during his studies in Europe.



Institutional Recognition

The Piet Mondrian House dedicated a **large solo show** to Ye in 2016 furthering the artist's status as a force in the Art world.



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Important Disclosures

Initial Price Offering is $1,110,000

More information on the Offering Circular can be found at sec.gov

1. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Liu Ye have a record price compound annual growth rate ("CAGR") of 33.7% from May 4, 1995 to December 31, 2022. This calculation is based on (i) a record price of $3,557 on May 4, 1995, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $10,945,690, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Liu Ye with the following criteria: works measuring from 10 by 10 inches to 24 by 24 inches that feature single figures on neutral backgrounds. The set excludes atypical works: Mondrian series, nudes, and works with animals. The set includes two previous sales of the Artwork. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 17.2% CAGR implied from selected sales occurring from October 24, 2005 to February 28, 2023.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Liu Ye has a risk-adjusted appreciation of 0.77. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

All-Art: Reflects the average of the annual returns across the time period relative to the selected artist market (not beginning earlier than 12/31/1990) minus the risk-free rate, divided by the volatility (as measured by standard deviation) of those returns. The Masterworks Repeat-Sale Pair Index of All Art is calculated using Standard & Poor's CoreLogic Case-Shiller Home Price Indices Methodology.

S&P: Reflects the average of the annual returns across the time period relative to the selected artist market (not beginning earlier than 12/31/1990) minus the risk-free rate divided by the volatility (as measured by standard deviation) of those returns.

Sources: Masterworks internal analysis. Bloomberg - S&P 500 is represented by SPXT Index. Risk Free rate uses the 25-year monthly average of the 3-month Treasury Bill, per FRED.

Masterworks is “testing the waters” under Regulation A under the Securities Act of 1933. Masterworks will only be able to make sales after an offering statement has been filed with the Securities and Exchange Commission (SEC) and the SEC has “qualified” the offering statement. no money or other consideration is being solicited, and if sent in response, will not be accepted. no offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the issuer with the SEC has been qualified by the SEC, any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. an indication of interest involves no obligation or commitment of any kind. You must read the offering documents filed with the SEC before investing and the additional information available at https://www.masterworks.com/about/disclosure.

Investment advice provided by Masterworks Advisers, LLC, an SEC-registered investment adviser. Masterworks is not registered, licensed, or supervised as a broker dealer by the SEC, the Financial Industry Regulatory Authority (FINRA) or any other regulatory authority.

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